Execution Version
CONFIDENTIAL

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 2 (this “Amendment No. 2”) is made and entered into as of April 8, 2022, by and among AT&T Inc. (“Remainco”), Magallanes, Inc. (“Spinco”), Discovery, Inc. (“RMT Partner”) and Drake Subsidiary, Inc. (“Merger Sub”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement (as defined below).
R E C I T A L S
WHEREAS, the parties to this Amendment previously entered into that certain Agreement and Plan of Merger, dated May 17, 2021 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);
WHEREAS, as of the date of this Amendment No. 2, Remainco and RMT Partner have not received authorization from the Federal Economic Competition Commission (“COFECE”) or the Federal Institute of Telecommunications (“IFT,” together with COFECE, the “Mexican Antitrust Authorities”) with respect to Remainco’s Conveyance (as defined in the Conveyance Agreement) of those certain Spinco Assets and Assumption of those certain Spinco Assumed Liabilities, as the case may be, that comprise the WM Mexico Business in the manner described in the Separation and Distribution Agreement (the “Mexico Regulatory Approvals”);
WHEREAS, as a result of the Mexico Regulatory Approvals having not been received as of the date hereof, the WM Mexico Business will be retained by Remainco from and following the Closing Date and, subject to the terms and conditions of the Repurchase Agreement, decision-making power in respect of the operations of the WM Mexico Business will be held by Remainco until receipt of the Mexico Regulatory Approvals;
WHEREAS, certain seller entities party thereto and WM Mexico Holdco, LLC (“WM Mexico Holdco”) entered into that certain Conveyance Agreement, dated March 25, 2022 (“Mexico Conveyance Agreement”), pursuant to which WM Mexico Holdco will acquire all of the issued and outstanding membership interests in the direct parent companies of the WM Mexico Entities;
WHEREAS, contemporaneously with the execution of the Mexico Conveyance Agreement, Remainco, RMT Partner and Spinco entered into that certain Membership Interest Purchase Agreement (“Repurchase Agreement, together with the Mexico Conveyance Agreement, the “Mexico Transaction Documents”), pursuant to which, among other things, Spinco will acquire all of the issued and outstanding membership interests in WM Mexico Holdco within eighteen (18) months of the Mexico Conveyance Closing Date, conditioned upon receipt of the Mexico Regulatory Approvals, among other things; and
WHEREAS, the parties to this Amendment now desire to amend the Merger Agreement and the Spinco Disclosure Letter and make certain other agreements related thereto in accordance with the terms and conditions set forth herein and therein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as set forth herein:
1.Sufficiency of Assets. Section 6.10 (Sufficiency of Assets) of the Spinco Disclosure Letter is hereby amended by adding the following as new Item (3):

“Remainco will not be in breach of Section 6.10 (Sufficiency of Assets) or Section 6.14(b) (Intellectual Property) of the Merger Agreement in any respects by virtue of the retention of the WM Mexico Business by Remainco at and following the Closing or by any other actions taken (or not taken) by the Remainco Group contemplated by the Mexico Transaction Documents.”
2.Interim Operations. Sections 6.6(b) and 8.1(a) of the Spinco Disclosure Letter is hereby amended to add the following new Item:
“Any actions (or non-actions) taken for purposes of consummating the transactions contemplated by the Repurchase Agreement or the Mexico Conveyance Agreement in accordance with the terms thereof, including the Restructuring Transactions, the Mexico Conveyance and the Repurchase Transactions, and complying with the terms and conditions set forth therein; provided that such actions (or non-actions) do not result in the Transfer of any Spinco Asset (other than the WM Mexico Business or WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries) to Remainco or any of its Subsidiaries.”
3.Cooperation; Efforts to Consummate. Section 8.8 of the Merger Agreement is hereby amended by adding the following as a new subsection (h):
“(h) Notwithstanding anything to the contrary contained herein, the Parties agree that any pre-Closing rights and obligations set forth in this Section 8.8 shall continue to apply, mutatis mutandis, with respect to the Repurchase Transactions and Mexico Regulatory Approvals until the Repurchase Transactions Closing.”
4.Information Access and Reports. The Parties agree that for purposes of the Repurchase Transactions only, any obligations of the Parties applicable prior to the Effective Time set forth in Section 8.10 of the Merger Agreement shall apply until immediately prior to the Repurchase Transactions Closing.
5.Transfer Taxes. Section 11.12 of the Merger Agreement is hereby amended and restated in its entirety as follows:
“Transfer Taxes. All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed on Spinco or Merger Sub upon the consummation of the Merger shall be borne equally by Remainco and Spinco. Remainco and Spinco shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes. This Section 11.12 shall not apply to Transfer Taxes the payment or reimbursement of which is expressly addressed by any Transaction Document or to Transfer Taxes imposed in respect of the Internal Restructuring, the Separation, the Contribution or the Distribution, which shall be the sole responsibility of Remainco, except as otherwise set forth in the Repurchase Agreement.”
6.Interpretation and Construction. Section 11.16 of the Merger Agreement is hereby amended by adding the following as a new clause (i):
“(i)    Except as otherwise expressly provided herein, any reference in this Agreement to an agreement (including any annex, exhibit, schedule or disclosure schedule thereto) or instrument means such agreement or instrument as from time to time amended, supplemented or otherwise modified, including by waiver or consent.”

7.Certain Definitions.
(a) Annex A to the Merger Agreement is hereby amended to newly add the following definitions:
“Amendment No. 2” has the meaning set forth in the Recitals to Amendment No. 2.
“Assumption” has the meaning set forth in the Mexico Conveyance Agreement.
“COFECE” has the meaning set forth in the Recitals to Amendment No. 2.
“IFT” has the meaning set forth in the Recitals to Amendment No. 2.
“Mexican Antitrust Authorities” has the meaning set forth in the Recitals to Amendment No. 2.
“Mexico Conveyance” has the meaning set forth in the Mexico Conveyance Agreement.
“Mexico Conveyance Agreement” has the meaning set forth in the Recitals to Amendment No. 2.
“Mexico Conveyance Closing Date” has the meaning set forth in the Mexico Conveyance Agreement.
“Mexico Regulatory Approvals” has the meaning set forth in the Recitals to Amendment No. 2.
“Mexico Transaction Documents” has the meaning set forth in the Recitals to Amendment No. 2.
“Repurchase Agreement” has the meaning set forth in the Recitals to Amendment No. 2.
“Repurchase Transactions” has the meaning set forth in the Repurchase Agreement.
“Repurchase Transactions Closing” has the meaning set forth in the Repurchase Agreement.
“Transfer” has the meaning set forth in the Separation and Distribution Agreement.
“WM Mexico Business” has the meaning set forth in the Repurchase Agreement.
“WM Mexico Entity” has the meaning set forth in the Mexico Conveyance Agreement.
“WM Mexico Holdco” has the meaning set forth in the Recitals to Amendment No. 2.
(b) Clause (a) in the definition of “Affiliate” in Annex A to the Merger Agreement is hereby amended and restated in its entirety:
“(a) from and after the Distribution (i) each Spinco Entity shall be deemed not to be an Affiliate of any member of the Remainco Group and (ii) each member of the Remainco Group shall be deemed not to be an Affiliate of any Spinco Entity; provided that, from and after the Distribution until the Repurchase Transactions Closing, (x) each WM Mexico Entity shall be deemed an Affiliate of any member of the Remainco Group and (y) each member of the Remainco Group shall be deemed an Affiliate of each WM Mexico Entity.”
1.Except as specifically provided in this Amendment No. 2, the Merger Agreement shall remain in full force and effect. This Amendment No. 2 is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

2.Further Assurances. On the terms and subject to the conditions set forth herein, from time to time on and after of this Amendment No. 2, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its and their respective Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments reasonably necessary to effectuate the purposes of this Amendment No. 2 and carry out the terms hereof. The Parties further agree to negotiate in good faith to amend, supplement or otherwise modify the terms of the Merger Agreement and Spinco Disclosure Letter to the extent necessary to preserve the original intent of this Amendment No. 2 in light of changes or developments with respect to the Repurchase Transactions.
3.Sections 11.2 (Modification or Amendment; Waiver), 11.3 (Counterparts), 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.5 (Specific Performance), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

AT&T INC.

By:_/s/ Stephen A. McGaw_________
Name: Stephen A. McGaw
Title: Senior Vice President, Corporate
Strategy and Development

MAGALLANES, INC.

By: _/s/ Stephen A. McGaw_________
Name: Stephen A. McGaw
Title: President

DISCOVERY, INC.

By: _/s/ Bruce Campbell _________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer

DRAKE SUBSIDIARY, INC.

By: _/s/ Bruce Campbell _________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer

[Signature Page to Amendment No. 2 to Merger Agreement]